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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported)       October 16, 2001
                                                       (October 12, 2001)


                             WESTERN RESOURCES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


             KANSAS                      1-3523               48-0290150
(State or Other Jurisdiction of       (Commission             (Employer
Incorporation or Organization)        File Number)        Identification No.)


   818 KANSAS AVENUE, TOPEKA, KANSAS                                 66612
(Address of Principal Executive Offices)                          (Zip Code)



                                 (785)-575-6300
               (Registrant's Telephone Number Including Area Code)

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                             WESTERN RESOURCES, INC.

Item 5. Other Events

     On October 12, 2001, Public Service Company of New Mexico ("PNM") filed a complaint in the Supreme Court of the State of New York, County of New York, arising out of the Agreement and Plan of Restructuring and Merger (the "Agreement") dated as of November 8, 2000 among PNM, Western Resources, Inc. (the "Company"), and certain other parties. The complaint seeks monetary damages for breach of representation in an amount to be proven at trial. The complaint also seeks a declaratory judgment that, among other things:

     (1) the conditions precedent set forth in Sections 8.1(e) and (g) of the Agreement, requiring the split-off of Westar Industries, Inc. ("Westar") and that there be no order enjoining or otherwise prohibiting the transactions contemplated in the Agreement, cannot be satisfied and, as a result, that PNM is not obligated to perform its obligations under the Agreement;

     (2) any alternatives to the split-off that are materially different from the terms of the Agreement cannot satisfy the condition precedent that a split-off occur prior to the mergers contemplated by the Agreement;

     (3) the rate orders issued by the Kansas Corporation Commission constitute a material adverse effect under Section 8.2(f) of the Agreement and, as a result, PNM is not obligated to effect the transaction;

     (4) the termination date of the Agreement is December 31, 2001; and

     (5) PNM is not required to comply with its obligations under Sections 6.3 and 7.5 of the Agreement which, among other things, require that PNM prepare a proxy statement and submit the transaction to its shareholders for approval.

     The Company is evaluating the complaint and the time to file an answer has not run.

Item 7. Financial Statements and Exhibits

     (c) Exhibits

     Exhibit 99.1 - Press release dated October 12, 2001 issued by Public Service Company of New Mexico

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Western Resources, Inc.




Date October 16, 2001                       By      /s/ Paul R. Geist
    -----------------                          ---------------------------------
                                            Paul R. Geist, Senior Vice
                                            President and Chief Financial
                                            Officer

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                                  EXHIBIT INDEX

Exhibit Number                          Description of Exhibit

99.1 Press release dated October 12, 2001 issued by Public Service Company of New Mexico.